Exhibit 10.88

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated June 21 , 2010 (the "Agreement"), by and between Randstad Professionals US, LP, d/b/a Tatum, previously known as SFN Professional Services LLC d/b/a Tatum, ("Tatum," "we," "us" or "our") and Goodman Networks ("Company," "you" or "your") and will be governed by the terms and conditions of the Agreement.

Tatum Professional Name: Geoff Miller, CFO Partner

Service Description or Position: Interim CFO providing transitional CFO services to assist Company with day to day oversight and leadership of the Company's financial and accounting functions. Additionally, the Tatum Resource will assist Company in working with external parties with an interest in the Company. The Professional will also assist with transitioning the CFO role once a permanent CFO is hired by the Company.

If the Company elects or appoints the Tatum Professional to the Company's Board of Directors, Operating Committee or other similar governing body (collectively, "Board Services"), the Tatum Professional will provide the Board Services in his individual capacity and not as a professional of Tatum. For the avoidance of doubt, Tatum is not providing any Board Services to the Company, and Tatum will not be responsible for any actions or omissions of the Tatum Professional for Board Services.

Company Supervisor: Ron B. Hill, Chief Executive Officer and President

Start Date: June 23, 2014

Termination: Either party may terminate this Schedule at any time for any reason upon notice to the other party; provided, however, the parties will endeavor to provide as much notice as possible prior to termination (preferably two business weeks).

Fees: You will pay to Tatum a fee of $300 per hour for the Tatum Professional. In addition, Company agrees to pay one and a half times the hourly rate for all hours worked over 40 hours in a week. The fees set forth in this Schedule will automatically increase on an annual basis commencing with the first anniversary of this Schedule in an amount equal to 6% per year.

Billings: Tatum will bill for Services weekly in arrears.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Randstad Professionals US, LP, d/b/a Tatum		Goodman Networks

By:	/s/ Jim Schuchard	By:	/s/ MONTY WEST
Name:	Jim Schuchard	Name:	MONTY WEST
Title:	Managing Partner	Title:	EVP HUMAN RESOURCES
Date:	June 16, 2014	Date:	17 JUN 14